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                                                                    EXHIBIT 5(A)


                              [WALKERS LETTERHEAD]


                                                     Our Ref:  GDC/jw/S701-33366


22 January 2002


SEVEN SEAS PETROLEUM INC.
5555 SAN FELIPE, SUITE 1700
HOUSTON, TX  77656


Dear Sirs:


RE: SEVEN SEAS PETROLEUM INC. (THE "COMPANY")


We have been asked to render this opinion with respect to mattes of Cayman Islands law in connection with the Company's registration statement on Form S-3 regarding 37,151,657 Ordinary Shares of the Company (the "S-3 Shares").

We have examined such documents relating to the Company as we have considered necessary for the purpose of rendering this opinion, including:

         (1)  the Memorandum and Articles of Association;

         (2) the Certificate of Registration by Way of Continuation dated 1 March, 2001;

         (3)  the Certificate of Good Standing dated 23 January, 2002; and

         (4) resolutions and/or written consents of the Board of Directors authorizing the transactions related to the S-3.

We are Attorneys-at Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof.

Based on the foregoing and having regard to legal considerations which we deem relevant, and subject to the qualification set out below, we are of the following opinions:

         1. The Company is a company duly incorporated, properly and validly existing and in good standing under the laws of the Cayman Islands.
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         2.   The authorized capital of the company is US$200,000 divided into
              150,000,000 Ordinary Shares of a nominal or par value of US$0.001 per share, and 50,000,000 shares of a nominal or par value of US$0.001 per share.

         3. The S-3 Shares, when sold, will be duly authorized, validly issued, fully paid and non-assessable.

The opinion hereinbefore given is subject to the following qualifications:

         (i) The S-3 Shares will constitute fully paid shares only upon the payment of the exercise price or purchase price, as applicable, contemplated in the S-3.

         (ii) To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and only in relation to the good standing and objects of the Company and may not be relied upon by any other person, without our prior written consent.

Yours faithfully,

/s/ WALKERS

WALKERS